Exhibit 5.4

CONSENT OF PORFIRIO RODRIGUEZ

Ladies and Gentlemen:

The undersigned hereby consents to (1) the references to the undersigned’s name included or incorporated by reference in the Registration Statement on Form F-10 of GoldMining Inc. in connection with the report entitled “São Jorge Gold Project, Pará State, Brazil: Independent Technical Report on Mineral Resources” dated May 31, 2021, and (2) all other references to the undersigned included or incorporated by reference in the Registration Statement on Form F-10 of GoldMining Inc.

Dated: October 27, 2021

By: /s/ Porfirio Rodriguez
Porfirio Rodriguez, B.Sc. (Min.Eng), FAIG
GE21 Consultoria Mineral Ltda